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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DATALINK CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DATALINK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 13, 2008

        The Annual Meeting of Stockholders of Datalink Corporation will be held at the offices of the Company located at 8170 Upland Circle, Chanhassen, Minnesota, on Tuesday, May 13, 2008, at 3:00 p.m. local time for the following purposes:

        1.     To elect eight directors, each to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

        3.     To act upon any other business as may properly come before the Annual Meeting.

        Holders of our common stock at the close of business on March 17, 2008 will be entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

Jeffrey C. Robbins, Secretary

Minneapolis, Minnesota
March 28, 2008

        To assure your representation at the meeting, please sign, date and return your proxy on the enclosed proxy card whether or not you expect to attend in person. Stockholders who attend the meeting may revoke their proxies and vote in person if they so desire.

PROXY STATEMENT
OF
DATALINK CORPORATION
8170 Upland Circle
Chanhassen, Minnesota 55317-8589

Time, Date and Place of Annual Meeting

        This Proxy Statement is furnished to the stockholders of Datalink Corporation in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Stockholders or any adjournments or postponements of that meeting. The Annual Meeting will be held at the offices of the Company located at 8170 Upland Circle, Chanhassen, Minnesota, on Tuesday, May 13, 2008, at 3:00 p.m. local time. The mailing of this Proxy Statement to the Company's stockholders commenced on or about March 31, 2008.

Information Concerning the Proxy

        We have enclosed a proxy card for your use. The Board of Directors solicits you to MARK, SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. Any proxy given to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. However, if no direction is given by a stockholder, the shares will be voted as recommended by our Board of Directors. The giving of a proxy does not preclude the right to vote in person should a stockholder giving the proxy so desire. Any stockholder giving a proxy may revoke it any time prior to its use, either in person at the Annual Meeting or by giving our Secretary a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting.

        We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies, and the cost of forwarding the material to the beneficial owners of the common stock. Our directors, officers and regular employees may solicit proxies by telephone or personal conversation. No additional compensation will be paid to our directors, officers or other regular employees for such services. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of our proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in doing so.

        Under our Amended and Restated Articles of Incorporation, an action of the stockholders requires the affirmative vote of the holders of a majority of the voting power of all voting shares represented at a duly held meeting of the stockholders, except where a larger proportion is required by Minnesota law. If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that particular matter. Accordingly, an abstention on any matter will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes do not have the same effect as a negative vote on the matter.

PROPOSAL NUMBER ONE
Election of Directors

        Proxies solicited by our Board of Directors will, unless otherwise directed, be voted FOR the election of eight nominees to serve as directors for one-year terms expiring at the next annual meeting of stockholders and until a successor is elected and qualified, or earlier, if the director resigns, is removed, or becomes disqualified. The Board of Directors has nominated all of our current eight directors to stand for re-election at the Annual Meeting. The eight nominees are Brent G. Blackey, Paul F. Lidsky, Margaret A. Loftus, Greg R. Meland, J. Patrick O'Halloran, James E. Ousley, Robert M. Price, and Charles B. Westling. All of the nominees are now directors.

        The Board of Directors believes that all of the nominees are available and will serve if elected. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate substitute nominees or reduce the number of directors. In that event, the shares represented by the proxy cards returned to us will be voted for the substitute nominees, unless an instruction to the contrary is indicated on the proxy card. The following information is furnished with respect to these nominees:

Director Biographical Information

Name	Age	Position
Greg R. Meland	54	Non-Executive Chairman of the Board and Director
Charles B. Westling	49	President, Chief Executive Officer and Director
Brent G. Blackey	49	Director
Paul F. Lidsky	54	Director
Margaret A. Loftus	63	Director
J. Patrick O'Halloran	51	Director
James E. Ousley	62	Director
Robert M. Price	77	Director

        Greg R. Meland, age 54, our Chairman joined us in 1991 as our Vice President of Sales and Engineering. He became President and Chief Executive Officer in 1993. In December 2005, he became our Chairman of the Board. In May 2007, he retired as an employee and became our Non-Executive Chairman. Between 1979 and 1991, Mr. Meland served in various sales and marketing positions with the Imprimis disk drive subsidiary of Control Data Corporation (which was sold to Seagate in 1989), most recently as the North Central U.S. Director of Sales. Mr. Meland is Mr. Price's son-in-law.

        Brent G. Blackey, age 49, was elected as a director in April 2006. Since 2004, Mr. Blackey has served as President and Chief Operating Officer for Holiday Companies. Between 2002 and 2004 Mr. Blackey was a Senior Partner at the accounting firm of Ernst & Young LLP. Prior to 2002, Mr. Blackey served most recently as a Senior Partner at the accounting firm of Arthur Andersen LLP. Mr. Blackey also serves on the Board of Directors of Cardiovascular Systems, Inc. In addition, Mr. Blackey serves on the University of Minnesota, Carlson School of Management Board of Overseers.

        Paul F. Lidsky, age 54, was elected as a director in June 1998. Mr. Lidsky is currently the President and Chief Executive Officer of Calabrio, Inc. From February 2005 until October 2007, Mr. Lidsky served as Chief Operating Officer for Spanlink Communications, Inc. Between 2003 and 2004, Mr. Lidsky was President and Chief Executive Officer of Computer Telephony Solutions. From 2002 to 2003, Mr. Lidsky was President and Chief Executive Officer of VigiLanz Corporation. From 1997 until 2002, Mr. Lidsky was the President and Chief Executive Officer of OneLink Communications, Inc.

Between 1985 and 1997, Mr. Lidsky was employed by Norstan, Inc, most recently as Executive Vice President of Strategy and Business Development.

        Margaret A. Loftus, age 63, was elected as a director in June 1998. Since 2005, Ms. Loftus has served as an independent consultant. Between 1989 and 2005, Ms. Loftus was an owner of Loftus Brown-Wescott, Inc., a business consulting firm, which she co-founded in 1989. Between 1976 and 1989, she was employed by Cray Research, Inc., most recently as Vice President of Software. Ms. Loftus also serves on the Board of Directors for Analysts International Corporation and several private technology companies.

        J. Patrick O'Halloran, age 51, was elected as a director in August 2006. Since January 2005, Mr. O'Halloran has served as Chief Executive Officer for Entiera. Between 1983 and 2004, Mr. O'Halloran served in a range of senior, international management positions at Accenture Ltd., most recently as Partner in charge of Accenture's Customer Insight organization.

        James E. Ousley, age 62, was elected as a director in June 1998 and in May 2007 was elected as our Lead Director. Between 2002 and 2004, Mr. Ousley was President and Chief Executive Officer of Vytek Wireless Inc., which was acquired by Calamp, Inc. From 1999 to 2001, he served as President and Chairman of Syntegra (USA), a division of British Telecommunications plc. From 1991 to 1999, Mr. Ousley was President and Chief Executive Officer of Control Data Systems (CDS), which was acquired by British Telecommunications in August 1999. From 1968 to 1991, he held various sales and executive management positions with Control Data Corporation. Mr. Ousley also serves on the Board of Directors for Actidentity Inc., Bell Microproducts Inc. and Savvis, Inc.

        Robert M. Price, age 77, was elected as a director in June 1998 and served as our Chairman of the Board between June 1998 and December 2005. Mr. Price has been President of PSV, Inc., since 1990. Between 1961 and 1990, he served in various executive positions, including as Chairman and Chief Executive Officer, with Control Data Corporation. From 1991 to 2005, Mr. Price was a Senior Advisor and Professor at the Fuqua School of Business at Duke University, and is now Adjunct Professor of the Pratt School of Engineering at Duke University. Mr. Price is Mr. Meland's father-in-law. Mr. Price also serves on the Board of Directors of Public Service Company of New Mexico, Affinity Technology Group, Inc. and National Center for Social Entrepreneurs.

        Charles B. Westling, age 49, became our President and Chief Executive Officer in December 2005 and became a director in January 2006. He originally joined us in 2002 and prior to becoming our President and Chief Executive Officer, held the offices of Vice President—Corporate and Business Development, Vice President—Market Development, and President and Chief Operating Officer. Between 2000 and 2001, he was the Executive Vice President of Business Development of Agiliti, Inc. Mr. Westling served as Senior Managing Director and Director of Corporate Finance for John G. Kinnard and Company, Incorporated from 1997 to 1999. From 1990 to 1997, Mr. Westling was a member of the corporate finance department at Dain Bosworth Incorporated, serving most recently as a managing director and head of technology investment banking. Mr. Westling received his B.A. in economics from Carleton College and earned a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

Board of Directors

Board of Directors Meeting Attendance

        During 2007, our Board of Directors met eight times. Each director attended 100% of the meetings of the Board of Directors and any committee on which the director is a member.

        Directors are encouraged by us to attend the Annual Meeting of Stockholders if their schedules permit. All directors were present at our Annual Meeting of the Stockholders that was held last year in May 2007.

Director Independence

        The Board has determined, after careful review, that all members of the Board of Directors who have been nominated for election at the 2008 Annual Meeting are "independent" under applicable rules and listing standards of the Nasdaq Global Market, with the exception of Mr. Westling, who is our executive employee, Mr. Meland, who was an executive employee through May 1, 2007, and Mr. Price, who is Mr. Meland's father-in-law.

        During these reviews, our Board of Directors considers transactions and relationships between each director (and their immediate family and affiliates) and us, as well as our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. Our Board of Directors has determined that no transactions or relationships existed that would disqualify any of our directors under applicable rules and listing standards of the Nasdaq Global Market or require disclosure under Securities and Exchange Commission rules, with the exception of Mr. Westling who is our executive employee, Mr. Meland who was an executive employee through May 2007, and Mr. Price, who is Mr. Meland's father-in-law. Mr. Meland and Mr. Price, should they continue to be members of our board, will not be considered independent until May 1, 2010 which is the third anniversary of Mr. Meland's retirement as an employee. Based on a review of information provided by the directors and other information we reviewed, our Board of Directors concluded that none of our other non-employee directors have any relationship with us other than as a director or stockholder. Based upon that finding, our Board of Directors determined that Messrs. Blackey, Lidsky, O'Halloran, Ousley and Ms. Loftus are "independent".

Committees of Our Board of Directors

        Our Board of Directors has established an Audit Committee, a Compensation Committee and a Governance Committee. All members of the Audit Committee, Compensation Committee, and a majority of the members of the Governance Committee meet the definition of "independent," as set forth in the listing standards of the Nasdaq Global Market. The written charters for the Audit Committee (as amended) and Governance Committee are available on the Corporate Governance section of the Investor Relations page on our website at www.datalink.com. We have not adopted a written charter for our Compensation Committee.

        Audit Committee.    The Audit Committee is composed of Messrs. Blackey (Chairman), Lidsky, and Ousley. The functions of the Audit Committee are to monitor (1) the integrity of the financial statements of the Company, (2) the adequacy of our internal controls and (3) the independence and performance of our independent registered public accounting firm. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The Audit Committee also has primary responsibility (in consultation with our independent auditing firm) for reviewing our financial statements and making recommendations to the Board of Directors regarding the adequacy thereof and evaluating and reporting to the Board regarding the adequacy of our financial controls. The purpose and responsibilities of our Audit Committee are set forth in more detail in the Audit Committee Charter approved by our Board of Directors and most recently amended in May 2006.

        The Board of Directors has determined that each of the Audit Committee members meet the current independence and experience requirements of the Nasdaq Global Market and the applicable rules and regulations of the Securities and Exchange Commission. Additionally, the Board has determined that Mr. Blackey is an "Audit Committee financial expert" under the rules and regulations of the Securities and Exchange Commission.

        The Audit Committee is required to meet at least two times annually and held four meetings during 2007.

        Compensation Committee.    The Compensation Committee consists of Messrs. Ousley (Chairman), Lidsky and O'Halloran, all of whom the Board of Directors has determined meet the independence requirements of the Nasdaq Global Market. The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs for our executive officers. The functions of the Compensation Committee include reviewing and approving the goals and objectives relevant to compensation of our executive officers, evaluating our executive officers' performance in light of those goals and objectives and determining and approving our executive officers' compensation level based on this evaluation. Our Compensation Committee also approves and makes recommendations to our Board with respect to compensation of other key management, incentive-compensation plans and equity-based plans. We have not adopted a written charter for the Compensation Committee. Our Compensation Committee held five meetings in fiscal year 2007.

        Governance Committee.    The Governance Committee consists of Ms. Loftus (Chairwoman) and Messrs. Blackey and Price. This committee must have at least three members, a majority of which meet the independence requirements of the Nasdaq Global Market. Our Board of Directors has determined that Ms. Loftus and Mr. Blackey meet the independence requirements of the Nasdaq Global Market. However, as Mr. Price is Mr. Meland's father-in-law and Mr. Meland recently retired as an employee in May 2007. Mr. Price, should he continue to be a member of our Governance Committee, will not be considered independent until May 1, 2010 which is the third anniversary of Mr. Meland's retirement. The Governance Committee is responsible for identifying individuals qualified to become members of our board and overseeing our corporate governance principles. Additionally, if all committee members are independent, the Governance Committee shall act as a Nominating Committee to present and recommend nominees to the Board. The purpose and responsibilities of our Governance Committee are set forth in detail in the Governance Committee Charter approved by our Board. Our Governance Committee held three meetings in fiscal year 2007.

Director Nominations

        Our formal nominations process is included in our Governance Committee Charter which provides that if all the Governance Committee members are independent, the Governance Committee shall act as a Nominating Committee and recommend to the Board for approval, director nominees, the annual slate of directors for election by the stockholders, and candidates to be appointed by the Board to fill board vacancies. If all Governance Committee members are not independent, the Governance Committee shall instead, present to our independent directors for their consideration and potential nomination, prospective director nominees, the prospective annual slate of directors and prospective candidates to be appointed by the Board to fill vacancies in the Board.

        All director-nominees up for election at the May 2008 annual meeting have been (i) presented by our Governance Committee to our independent directors for their consideration and nomination, (ii) nominated by our independent directors, and (iii) approved as our director-nominees by our Board. All such director-nominees are standing for re-election.

Director Qualifications

        There are no formal specific minimum qualifications that must be met in order for a candidate to be recommended as a nominee. The Board of Directors expects that its independent members, or any

Nominating Committee, would identify and evaluate new candidates for directors based primarily on the following criteria:

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  judgment, character, expertise, skills and knowledge useful to the oversight of our business,

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  diversity of viewpoints, backgrounds, experiences and other demographics,

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  business or other relevant experience, and

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  the extent to which the interplay of the candidate's expertise, skills, knowledge and experience with that of other directors will build a Board of Directors that is effective, collegial and responsive to our needs.

        The Board desires that all its members have:

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  the highest character and integrity, sound business judgment and an inquiring mind,

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  expertise that adds to the composition of the Board,

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  sufficient professional experience, education and interest in, and capacity for understanding our operations,

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  a reputation for working constructively with others,

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  sufficient time to devote to Board matters, and

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  no conflict of interest that would interfere with performance as a director.

        The Board may, but has no current plans to, hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used in connection with this year's election and, accordingly, no fees have been paid to consultants or search firms in the past year.

        Stockholders who wish to recommend individuals for consideration by our Nominating Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Nominating Committee at our principal executive offices located at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual's past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Nominating Committee and to serve if elected by our Board of Directors or our stockholders, as applicable. Alternatively, a stockholder may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Code of Business Conduct and Ethics

        We adopted the Datalink Corporation Code of Conduct and Ethics Policy, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, corporate controller and other persons performing similar functions. A copy of our Code of Conduct and Ethics Policy is available on the Corporate Governance section of the Investor Relations page on our website at www.datalink.com. We plan to disclose any substantive amendment to our Code of Conduct and Ethics Policy, or grant of any waiver therefrom applicable to our Chief Executive Officer, the Chief Financial Officer, corporate controller and other persons performing similar functions, in a report on Form 8-K.

Corporate Governance Documents Available on Our Website

        Copies of our Audit Committee Charter, Governance Committee Charter, and our Code of Conduct and Ethics Policy, are available on the Corporate Governance Section of the Investor Relations page of our website at www.datalink.com. In addition, any stockholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing us at our principal executive offices located at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589, Attention: Corporate Secretary.

Compensation Committee Processes and Procedures

        Our Compensation Committee, which is comprised entirely of independent directors, administers our senior executive compensation program. For 2007 and 2008 compensation, in addition to senior executive officers and board recommendations and considerations, the Compensation Committee engaged and considered recommendations from an outside national compensation consultant. The Committee uses this information to assist it in carrying out its responsibilities for overseeing matters relating to compensation plans and compensation of our senior executive officers.

        Our compensation policies and procedures are addressed in more detail below in the section captioned "Compensation Discussion and Analysis" of this proxy statement.

Compensation Committee Interlocks and Insider Participation

        The directors who served on the Compensation Committee during 2007 were:

  Mr. James E. Ousley
  Mr. Paul F. Lidsky
  Mr. J. Patrick O'Halloran

        None of the members of the Compensation Committee during 2007, or in the last three years, was one of our officers or employees, or had any related party transaction with us. During 2007, none of our executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has one or more officers serving as a member of our Board of Directors or Compensation Committee.

Indemnification Agreements

        We have agreed to indemnify certain persons including our directors to the fullest extent permitted under Minnesota law against liability for damages and expenses, including attorneys' fees, arising out of proceedings that occur because the person is or was our director, officer or employee. The indemnification agreement permits the director to demand advances against, or the creation of a trust for, expenses to be incurred in defending any covered claim. Insofar as the indemnification agreement may cover liabilities arising under the Securities Act of 1933, as amended, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed therein, and is therefore unenforceable.

Stockholder Communications with the Board of Directors

        We do not have a formal policy by which stockholders may communicate directly with directors, but any stockholder who wishes to send communications to the Board of Directors should deliver such communications to the attention of the Chairman of the Board at our principal executive offices located at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589. The Chairman will relay to the full Board of Directors all stockholder communications he receives that are addressed to the Board of Directors.

EXECUTIVE COMPENSATION

Executive Officers

Our Executive Officers and their Biographical Information.

        Our executive officers as of the date of this Proxy Statement are as follow:

Name	Age	Position
Charles B. Westling	49	President and Chief Executive Officer
Gregory T. Barnum	53	Vice President Finance and Chief Financial Officer
Robert R. Beyer	47	Senior Vice President of Field Operations
Mary E. West	59	Vice President, Human Resources

        Biographical information for Charles B. Westling is set forth in "Election of Directors" in this proxy statement. The following information is provided regarding Gregory T. Barnum, Robert R. Beyer and Mary E. West.

        Gregory T. Barnum, age 53, became our Vice President of Finance and Chief Financial Officer on March 14, 2006. From January 5, 2006 until the time he became our executive officer, he was a member of our Board of Directors. Prior to joining us, he served as Vice President of Finance, Chief Financial Officer and Corporate Secretary of Computer Network Technology Corporation from 1997 until the company's acquisition by McData Corporation in 2005. Between 1992 and 1997, Mr. Barnum served as Senior Vice President of Finance and Administration, Chief Financial Officer and Corporate Secretary of Tricord Systems, Inc., an enterprise server manufacturer. Between 1988 and 1992, he was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Corporate Secretary of Cray Computer Corporation, a development stage company engaged in the design of supercomputers. Prior to that time, Mr. Barnum served in various accounting and financial management capacities for Cray Research, Inc., a manufacturer of supercomputers. Mr. Barnum is a graduate of the University of St. Thomas.

        Robert R. Beyer, age 47, became our Vice President of Field Operations on February 13, 2007 and was promoted to Senior Vice President of Field Operations in September 2007. Prior to joining us, he served since 2005 as Senior Vice President of Customer Support Services and General Manager at McData Corporation, a leader in data storage solutions. Between 1998 and 2005, Mr. Beyer served as Group Vice President of Global Services for Computer Network Technology, a global provider of storage network solutions. Between 1989 and 1998, Mr. Beyer was with NCR/Teredata Corporation, a leading maker or automatic teller machines, serving most recently as Area Vice President of High Availability Services. Prior to that time, Mr. Beyer served for four years in various customer support roles with Teradata Corporation, a relational database hardware and software manufacturer. Mr. Beyer has a master's degree in business administration from the University of St. Thomas and bachelor's of science degree in electrical engineering from South Dakota State University.

        Mary E. West, age 59, became our Vice President, Human Resources in 2001. From 1998 to 2001, she worked as an independent human resources consultant. Between 1995 and 1998, Ms. West was employed by Arcadia Financial, Ltd., most recently as the Senior Vice President of Human Resources. From 1993 to 1994, she was the corporate administrative director for Nexus, Inc. Ms. West received her M.A. in Human Resources and Industrial Relations from the University of Minnesota Carlson School of Management.

Compensation Discussion and Analysis

Overview

        We are an independent architect of enterprise-class information storage infrastructures. We focus on designing, installing and supporting data storage systems. Our business entails a hybrid combination of consultative, engineering and support services, hardware product sales and installation and software system design and implementation. We participate in the large and growing data protection and recovery marketplace primarily with original equipment manufacturers of storage products. For compensation purposes, we currently compare ourselves against other companies engaged in the sales and support of computer storage and peripherals and in information technology consulting and related services.

        Our Compensation Committee is composed of three independent, non-employee directors. The committee is responsible for all forms of compensation of our executive officers and oversight of our compensation plans. This discussion and analysis summarizes the philosophical principles, compensation decision-making process, specific program elements and other factors we considered in making decisions about executive compensation during 2007.

        The Compensation Committee may retain outside counsel, experts and other advisors as it determines appropriate to assist in performing its functions.

Compensation Philosophy

        We believe that the talent, ability and commitment of our executive officers are significant factors contributing to the successful leadership of Datalink and increasing stockholder value. Our executive compensation goals are to:

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  attract, retain and motivate exceptional personnel;

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  encourage our senior management team to improve overall company performance and reward them when we achieve our intended results;

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  establish salaries and incentive-based awards in relationship to our overall performance and success;

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  design compensation packages competitive with those of our peers and equitable within our organization; and

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  align our executive's long-term interests with those of our stockholders.

Compensation Determination Process

        We use several compensation elements to achieve our compensation objectives, including primarily base salary, annual bonuses and long-term incentive equity awards. Our Compensation Committee does not use a specific formula to set compensation elements under each component, but instead attempts to achieve the appropriate balance between short-term cash compensation and long-term equity compensation and to reflect the level of responsibility of the executive officer. The factors the Compensation Committee considers when determining each compensation element and when considering a material increase or decrease in a compensation element include, but are not limited to, the following:

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  the executive's current total compensation and the appropriate portion of the total compensation that should be performance-based;

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  the executive's performance compared to his or her goals and objectives;

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  the qualifications of the executive and his or her potential for development and performance in the future;

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  whether the total compensation is generally equivalent to the executive pay level for comparable jobs at similar companies and the financial performance of those companies relative to ours;

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  the strategic goals and responsibilities for which the executive has responsibility; and

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  the recommendations of the Chief Executive Officer (except with respect to his own compensation).

        Annually, the Compensation Committee reviews the executive compensation program in connection with our company's merit review and compensation plan process, which typically concludes in January for each year after our Board of Directors completes its review of annual budgets. The Compensation Committee begins its review process by determining the base salary payable to an executive based on a review of the executive pay level for comparable jobs at similar companies, as described below, and the financial performance of those companies relative to ours, in addition to considering the other factors listed above. After determining the base salary cash compensation, our Compensation Committee determines the percentage of base salary payable as a performance-based bonus for each executive based on the level of performance-based pay payable by similar companies, while also considering the other factors listed above. The Compensation Committee then uses total cash compensation as a basis to establish long-term incentive equity awards, while also considering the other factors listed above.

        Use of Consultants and Peer Group Selection.    Beginning with our 2007 executive compensation programs, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. as its outside compensation consultant to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits. Prior thereto, the Compensation Committee relied primarily on its own business and professional experience in forming a judgment that the total compensation was internally appropriate and also comparable to other similarly performing companies in our industry.

        In connection with establishing the 2007 compensation for our executives, the Compensation Committee engaged Frederic W. Cook & Co., Inc. to provide a competitive assessment of our base salary, annual bonus and long-term incentive elements and review our company's long-term incentive compensation element in order to assist in the development of a forward-looking strategy. As part of this study, Frederic W. Cook & Co., Inc. compared our 2006 base salary, annual bonuses and long-term incentive award elements against a peer group composed of 15 publicly traded companies within the computer storage and peripherals and information technology consulting and related services industry classifications that each had similar size, revenues and market capitalization as compared to our company. The companies selected to be a part of this peer group were Answerthink, Inc., CyberOptics Corporation, Digi International Inc., Dot Hill Systems Corp., eLoyalty Corporation, Incentra Solutions, Inc., Indus International, Inc., Intelligroup, Inc., INX Inc., MTM Technologies, Inc., MTI Technology Corporation, NCI, Inc., Overland Storage, Inc., TechTeam Global, Inc. and WPCS International Incorporated. The Compensation Committee considered this information, in addition to the factors described above, in determining compensation elements to our executives for 2007.

        The consultants' study suggested that the 2006 total compensation levels for our executives generally was below the median of the industry peer group identified by the consultants. However, at the end of 2006, we had only recently returned to profitability after an extended period of losses. To compensate for the industry group differential, reward the company's recent 2007 performance and the advancement towards our strategic plan including the acquisition and integration of Midrange Computer Systems Inc. ("MCSI") on January 31, 2007, the Compensation Committee authorized payment in February 2007 of special cash bonuses to our executives, as described below. In establishing 2007 compensation levels, the Compensation Committee generally focused on bringing our executives' total pay closer to the median levels of the industry peer group, after giving effect to the various factors described above.

        Our consultants' recent study suggests that the 2007 total compensation levels for our executives generally was below the median of the industry peer group identified by the consultants. However, our company missed its planned operating income for 2007 and therefore the Compensation Committee relied primarily on its own business and professional experience in forming a judgment that the total compensation was internally appropriate.

        In connection with establishing the 2008 compensation for our executives, our outside consultant compared our 2007 compensation elements against a peer group composed of 17 publicly traded companies within the same industry as above. The companies selected to be a part of this peer group were the same as above except that Agilysis, Inc., Pomeroy IT Solutions, Inc., and Zones, Inc. were added and Dot Hill Systems Corp. was removed. The Compensation Committee has considered, and continues to consider, this information, in addition to the factors described above, in determining the 2008 executive compensation program.

        Management Participation.    Our Chief Executive Officer participates in the Compensation Committee's meetings at the Compensation Committee's request. The CEO's role is to contribute input and analysis to the Compensation Committee's discussions. The CEO does not participate in the final determination of the amount or form of executive compensation but he does participate in the final recommendation (within ranges set by the Compensation Committee), of the amount and form of compensation to be paid to all other members of executive management.

Executive Compensation Elements

        Our executive compensation package consists of base salary, annual bonuses, long-term incentive awards, other compensation and change in control benefits.

Base Salary

  •
  Purpose.  Our base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles. We also use base salaries as an important part of attracting and retaining talented executives.

  •
  Structure; Determination Process; Factors Considered.  The Compensation Committee generally first establishes base salaries for executives and then determines an additional percentage of base salary compensation that will be an annual bonus opportunity. The Compensation Committee then may adjust the executive's base salary based on a consideration of the factors outlined under "Compensation Determination Process" in making its decisions. The Compensation Committee reviews base salaries annually.

  •
  2007 Base Salary Levels.  In February 2007, the Compensation Committee increased the 2007 annual base salary rate of Mr. Westling, our President and Chief Executive Officer by 10.5% from $262,500 to $290,000. The increase was intended both to reward him for our improved financial performance and to more closely reflect the base salaries being paid by other publicly held companies. According to the compensation study conducted by our outside consultants, Mr. Westling's 2007 annual base salary rate was still below the median for chief executive officers among our peer group of companies.

            Our Compensation Committee also increased the 2007 annual base salary rates of Mr. Barnum, our Chief Financial Officer, and Ms. West, our Vice President of Human Resources by 8% from $190,000 to $205,000 with respect to Mr. Barnum, and from $140,000 to $151,200, with respect to Ms. West. The increase was also intended to reward them for our improved financial performance and to more closely reflect the base salaries being paid by other publicly held companies. According to the compensation study conducted by our outside consultants, such base salary rates were still below the median for executive officers of their positions among our peer group of companies.

            Mr. Beyer, our Senior Vice President of Field Operations, joined us in February 2007. Under Mr. Beyer's employment agreement, the Compensation Committee set Mr. Beyer's annual base salary level for 2007 at $250,000. Our Compensation Committee directed management to use the information we obtained from our outside consultants in negotiating Mr. Beyer's employment arrangements with us. Accordingly, the Compensation Committee believes that Mr. Beyer's annual base salary rate is competitive with similarly situated executives at our peer group of companies.

            Mr. Meland served as our President and Chief Executive Officer until he became our Chairman in December 2005. His annual base salary rate has remained relatively constant between 2005 and 2007; however, he retired as an employee effective May 1, 2007 and remains as our (non-employee) Chairman of the Board. As one of the largest stockholders in our company, Mr. Meland has relied more heavily on the potential long-term appreciation of his company equity for his compensation rather than on cash compensation paid by us.

  •
  2008 Base Salary Levels.  In January 2008, the Compensation Committee increased the annual base salary rates for our executive officers by an across the board 4.5% to compensate for increases in the cost of living to the following amounts:

Name and Position of Executive Officer	2007 Base Salary($)	2008 Base Salary($)

Charles B. Westling President and Chief Executive Officer	290,000	303,050

Gregory T. Barnum Chief Financial Officer	205,000	214,225

Robert R. Beyer Senior Vice President of Field Operations	250,000	261,250

Mary E. West Vice President, Human Resources	151,200	158,004

            The compensation study recently conducted by our outside consultant to assist the Compensation Committee in establishing 2008 executive compensation indicates that all of our executive officer's 2008 annual base salary rates are still below the median for executive officers of their positions among our peer group of companies. The Compensation Committee believed that because we missed our 2007 planned operating income, significantly increasing our executive officers' annual base salaries to align them with that of their peers was not appropriate at this time. The Compensation Committee will consider future raises of our executive officers' annual base salary rates over the next several years to align their base compensation with similarly situated executives, giving consideration to the other factors described.

Annual Cash Bonuses

  •
  Purpose.  All executive officers, as well as certain other senior and management-level employees, participate in our annual bonus program. We believe that this program provides an incentive to the participants to deliver upon the financial and business performance goals of our company. Historically, we derived our goals solely from our annual financial budget and compared these financial goals against our actual financial performance for the year. Beginning with our 2007 compensation plans, our Compensation Committee added a series of subjective business milestones for our executive officers to meet in order to maximize their annual bonus potentials.

            The Compensation Committee believes that, in general, individual executive performances should not be highlighted in the area of annual bonuses, given the executive team's focus on collaborative decision making and its intent to use this compensation element to link the interests of executives with our company's financial and business results. However, the Compensation Committee reviews the program annually and may adjust an executive's annual bonus opportunity based on a consideration of the factors outlined under "Compensation Determination Process" in making its decisions.

            Our Compensation Committee also has the ability in its discretion at anytime to approve special or discretionary bonuses outside of predetermined plans.

  •
  Structure.  After the Compensation Committee determines an executive's annual base salary, it then determines a percentage of such annual base salary that will be a "target bonus" opportunity for such executive participant. The Compensation Committee further assigns a portion of the target bonus opportunity to the achievement of financial milestones and the achievement of business milestones. For 2007, the Compensation Committee assigned 75% of the target bonus opportunity to the achievement of financial milestones (based upon operation income) and 25% of the target bonus opportunity to the achievement of the business milestones. If we meet 100% of these milestones, our executive officers will earn their respective target bonuses. Additionally, our executive officers may earn between 100% and 150% of their targeted bonuses for meeting between 100% and 150% of these milestones, respectively. If we meet less than 80% of either of these milestones, our executive officers will not earn any target bonuses for such milestone. An executive may earn a bonus for achieving one of the milestones independent of earning a bonus for the other milestone.

            Our Compensation Committee approves the financial milestone utilized for purposes of determining the target bonus. The financial milestone is based on achieving a predetermined level of operating income as set forth in our annual budget approved by our board. The Compensation Committee believes that setting a single financial milestone for the executives collaboratively to achieve assists in aligning our executives' interests with those of our company.

            Our Compensation Committee also approves the business milestones which are subjective and are based on achieving general corporate goals of our business as a whole. For 2007, the subjective milestones were comprised of the following six items:

    •
    fulfilling our recruiting and organization structure goals;

    •
    implementing specified sales organization tools;

    •
    achieving specified sales organization productivity;

    •
    achieving employee development and retention goals;

    •
    developing identified service offerings; and

    •
    achieving effective acquisition integration activities with respect to Midrange Computer Systems Inc. ("MCSI").

            The Compensation Committee is not required to give any particular weighting to any of the business milestones and may apply them differently among our executives as a group, and even among our executives individually depending upon each executive's areas of responsibility in its sole discretion.

  •
  2007 Results and 2007 Bonus.  For 2007, the target bonus percentage for Mr. Westling, our Chief Executive Officer, was 70% of his annual base salary rate and for Messrs. Barnum and Beyer (our Senior Vice President of Field Operations as of February 2007) and Ms. West, the target bonus percentages were 40%, 50% and 35%, respectively. These were increases over 2006, as the committee believed that increasing the performance-based percentage of executive compensation will more closely align our executives' interests with those of our company.

            For 2007, in connection with our Board's adoption of our annual budget, our Compensation Committee set a financial milestone of operating income of $8.9 million. We did not meet the 80% minimum threshold required for a payment under this milestone and therefore no financial milestone bonuses were paid to the executives for 2007.

            With respect to our business milestones, the Compensation Committee determined that our executive officers met 100% of the first five business milestones identified above and not only met but excelled at integrating our acquisition of MCSI, the sixth business milestone identified above. After taking into consideration all of the results of our MCSI integration efforts, which included, among other items, retaining key MCSI sales and technical personnel and increasing higher margin sales in a manner that is accretive to our business, from a weighting perspective, the Compensation Committee determined that overall our executives achieved 140% of the business milestones, representing a 35% achievement of the target bonus as a whole. In January 2008, the Compensation Committee approved payment of following 2007 bonuses, equal to 35% of our 2007 target bonus amounts as a whole:

Name	2007 Annual Cash Bonus ($)

Charles B. Westling	71,050

Gregory T. Barnum	28,700
Robert R. Beyer	43,750

Mary E. West	18,522

  •
  Special 2007 Bonus.  In February 2007, the Compensation Committee considered our industry group compensation differential and recent 2007 performance and advancement towards our strategic plan including the acquisition and integration of MCSI on January 31, 2007, and authorized payment in February 2007 of a special 2007 cash bonus to Messrs. Westling and Barnum and to Ms. West of $50,000, $25,000 and $12,500, respectively.

  •
  2008 Bonus Plan.  On February 8, 2008, our Compensation Committee approved our 2008 annual cash bonus plan. Under the 2008 plan, there was no change to the target bonus percentage of annual base salary rate for executive participants, all of which remained the same as 2007 (Mr. Westling—70%, Mr. Barnum—40%, Mr. Beyer—50% and Ms. West—35%). The Compensation Committee believes that the current performance-based percentage of executive compensation will continue to closely align our executives' interests with those of our company.

            Under the 2008 plan, which is the same as with the 2007 plan except that the sixth business milestone now applies to future acquisition activity (if any), our executives may earn bonus compensation based on meeting a combination of financial and subjective milestones. The Compensation Committee has assigned 75% of each executive's 2008 target bonus potential to achievement of a level of earnings from operations and 25% to achievement of certain subjective business milestones. If we meet 100% of these objectives, our executive officers will earn their respective target bonuses. Our executive officers may earn up to 150% of their targeted bonuses for meeting over 100% of these objectives. If we meet less than 80% of these objectives, our executive officers will not earn any target bonuses. For 2008, under these arrangements, and for achieving performance between 80% and 150% of the target objectives, Mr. Westling may earn a cash bonus of between $42,427 and $318,203, Mr. Barnum may earn a cash bonus of between $17,138 and $128,535, Mr. Beyer may earn a cash bonus of between $26,125 and $195,938, and Ms. West may earn a cash bonus of between $11,060 and $82,952.

Long-Term Incentive Awards

  •
  Purpose.  We believe that equity-based incentives are an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that this type of compensation creates the proper incentive for management and aligns the interests of our management with the interests of our stockholders. The Compensation Committee views the grant of equity-based compensation and other like awards to be a key component of its overall compensation program.

  •
  Structure; Determination Process; Factors Considered.  The stockholder-approved Datalink Corporation 1999 Incentive Compensation Plan, as amended (the "1999 Plan"), allows our company to issue incentive or non-qualified stock options, restricted stock, stock units, performance stock units and/or other cash or equity-based incentive awards. To date, the Compensation Committee, as administrator of our 1999 Plan, has granted time-vested and performance-vested stock options as well as time-vested and performance-vested restricted stock.

            The Compensation Committee intends to grant awards that as of the grant date are proportional to the executive's total potential cash compensation for the current fiscal year, which the Compensation Committee believes, based on the review and analysis provided by Frederic W. Cook & Co, Inc., is an appropriate measure to use in order to remain competitive with the equity awards being granted to executives of the companies identified as part of the peer group above in the "Overview" section. The Compensation Committee determines and approves the proportion of equity to total cash compensation it grants as well as the actual number of shares awarded to each executive officer after considering the expected expense to our company in addition to the factors outlined under "Compensation Determination Process." The Compensation Committee annually reviews the long-term incentive program and information relevant to approving annual awards for executive officers.

  •
  2007 and 2008 Awards.

            February 2007 Adjustment to 2006 Restricted Stock Awards.    In 2006, the Compensation Committee granted Messrs. Westling and Barnum and Ms. West shares of restricted stock that vest strictly on continued employment with us. In March and April 2006, the Compensation Committee approved the grant of 75,000, 60,000 and 18,500 shares to Messrs. Westling and Barnum and Ms. West, respectively. As originally issued, these shares vest 50% after two years of continued employment and 25% more after three and four years of continued employment. In February 2007, the Compensation Committee changed the vesting arrangements of these grants so that they will vest 25% per continued year of employment and on each annual anniversary grant date. The committee believes that this change more closely aligns the executive's actual service with us to the compensation value of the restricted shares. Each executive's shares vest earlier upon certain changes of control of our company.

            February 2007 Restricted Stock Awards.    Under Mr. Beyer's employment agreement, our Compensation Committee approved the grant in February 2007 of 75,000 restricted shares to Mr. Beyer. His shares will vest 50% after two years of continued employment and 25% more after three and four years of continued employment.

            March 2007 Restricted Stock Awards.    For 2007, and based in part on advice from Frederic W. Cook & Co., Inc., our Compensation Committee refined the restricted stock grant program for our executive officers so that vesting is tied to both time-based and performance-based criteria.

            On March 20, 2007, our Compensation Committee approved the grant of 45,000, 18,750 and 11,250 shares of restricted stock to Messrs. Westling and Barnum and Ms. West, respectively, 22,500 restricted shares to Mr. Beyer (whom we hired in February 2007), and an aggregate pool of 116,250 restricted shares to be awarded to other key members of management. Partial vesting of these restricted stock awards was based upon the achievement of our predetermined earnings from operations objective for 2007 as approved by our board of directors (the "2007 Objective"). We did not meet the 2007 Objective. Based on the award grant conditions, one-third of the awards expired on February 6, 2008, the date we publicly announced our 2007 financial results.

            The remaining two-thirds (2/3) of these awards will vest upon the public announcement of our financial results for 2008 or 2009 when such results (either alone or together) equal or exceed our 2008 and 2009 predetermined financial objectives (either alone or together) by the amount of our shortfall against the 2007 Objective. If these awards do not fully vest by our public announcement of our 2009 results, these awards will automatically expire.

            Executives may receive dividends, if any, only on vested shares but may vote as to all shares whether or not vested. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which forfeiture occurs when an executive ceases to be employed with us for any reason other than if (a) we terminate the employment without cause, (b) the executive terminates the employment for good reason, or (c) there is a change of control. In each of those three cases, all restricted shares then outstanding to an executive that have not previously vested or been forfeited will vest immediately. See "Payments Upon Termination or Change of Control" of this proxy statement.

            2008 Stock Option Awards.    On February 8, 2008 our Compensation Committee approved the grant of 66,000, 34,000, 40,000 and 20,000 stock option awards to Messrs. Westling, Barnum and Beyer and Ms. West, respectively. Concerned that our management may not vest in the balance of their remaining March 2007 restricted stock awards, the Compensation Committee determined that a new equity incentive compensation arrangement was appropriate to align all interests. The new stock option awards each have a term of ten years and are exercisable if vested. The options will vest at the rate of one-third of the number of shares awarded thereunder on each of February 7, 2009, 2010 and 2011, assuming continued employment by the executive through such date. In accordance with the provisions of the Plan, the options will vest sooner upon particular changes in control of our company. The exercise price of each option is $3.91, representing the closing price of our common stock on the Nasdaq Global Market on February 8, 2008.

Other Compensation

        We provide our executive officers with perquisites and benefits that we believe are reasonable, competitive and consistent with the company's overall executive compensation program in order to attract and retain talented executives. Our executives are entitled to few benefits that are not otherwise available to all of our employees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. In 2007, none of our executives received perquisites and benefits (which excludes defined benefits contributions by us) in excess of $10,000 in the aggregate.

Employment Agreements and Change in Control Provisions

        In March 2006 and February 2007, we entered into employment agreements with, respectively, Messrs. Barnum and Beyer, each of which are discussed in "Payments Upon Termination or Change of Control Provisions" in this proxy statement. In both cases, we entered into agreements with each in connection with negotiating their original terms of employment with us.

        We do not currently have employment agreements with our other executive officers. Our Compensation Committee may determine in the future to negotiate employment agreements with one or more of them.

        In addition, our company also wanted to assure that our executive officers will continue to serve our company under circumstances in which there is a threatened or actual change of control at our company. Our company believes it is imperative to diminish the inevitable distraction of our executive officers by virtue of the personal uncertainties and risks created by a potential severance of employment and to encourage their full attention and dedication to our company in the event of any threatened or impending change of control. We also desire to provide our executive officers with compensation and benefits arrangements upon a severance of employment which ensure that their compensation and benefits expectations will be satisfied and which are competitive with those of other corporations. Accordingly, we have entered into change of control severance agreements with Mr. Westling and with Ms. West, and with each of Messrs. Barnum and Beyer under their respective employment agreements referred to above. See "Payments Upon Termination or Change of Control Provisions" of this proxy statement.

Accounting and Tax Impacts of Executive Compensation

        Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered employees include each of our named executive officers.

        Our Compensation Committee considers the company's ability to fully deduct compensation in accordance with the $1,000,000 limitations of Section 162(m) in structuring our compensation programs. However, the Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the company and its stockholders.

        Our Compensation Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" included in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the "Compensation Discussion and Analysis" be included in this proxy statement and incorporated by reference in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
James E. Ousley Paul F. Lidsky J. Patrick O'Halloran

Summary Compensation Table

        The following table contains information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during 2007 and 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation (5)		Total ($)(6)

Charles B. Westling President and Chief Executive Officer	2007 2006	$ $	290,000 262,500	$ $	50,000 —	$ $	83,250 62,438	$ $	— —	$ $	71,050 196,875	$ $	13,750 12,370	$ $	508,050 534,183

Gregory T. Barnum Vice President, Finance and Chief Financial Officer(7)	2007 2006	$ $	205,000 145,332	$ $	25,000 —	$ $	61,650 48,806	$ $	— —	$ $	28,700 90,000	$ $	13,550 9,228	$ $	333,900 293,366

Robert R. Beyer Senior Vice President, Field Operations(8)	2007		$212,179		$—		$145,523		$—		$43,750		$10,500		$411,952

Mary E. West Vice President, Human Resources	2007 2006	$ $	151,200 140,000	$ $	12,500 —	$ $	20,535 15,401	$ $	— —	$ $	18,522 63,000	$ $	10,200 9,150	$ $	212,957 242,300

Greg R. Meland Chairman of the Board(9)	2007 2006	$ $	104,184 251,866	$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	5,112 11,624	$ $	109,296 263,490

(1)
The amounts in this column relate to a special cash bonus paid in February 2007. This bonus is discussed in the "Compensation Discussion and Analysis" section of this proxy statement.

(2)
Values expressed represent the actual compensation cost recognized in our financial statements for 2007 pursuant to SFAS No. 123(R), as discussed under Note 2 ("Stock Compensation Plans") and Note 7 ("Non-vested Stock Plans") to our financial statements for the fiscal year ended December 31, 2007, disregarding the estimate of forfeitures related to service-based vesting. In accordance with SFAS No. 123(R), we determine the fair value of non-vested stock awards based on our stock price at the date of grant and recognize the expense for financial reporting purposes ratably over the vesting period.

  With respect to Messrs. Westling and Barnum and Ms. West, the dollar value represents the compensation expense in 2007 and 2006 for restricted stock awards granted in 2006 which vest over four years. In 2006, we awarded Messrs. Westling, Barnum and Ms. West in the aggregate 153,500 shares of restricted stock. The grant vests over four years with 25 percent vesting each year if the individual is still employed by us. We are amortizing the fair value of the non-vested shares on the date of grant ratably over the four-year vesting period. For 2006 and 2007, respectively, compensation expense related to these non-vested stock grants was $126,645 and $165,435 in the aggregate.

  In March 2007, we awarded 97,500 shares of restricted stock in the aggregate to Messrs. Westling, Barnum, and Beyer and Ms. West. Partial vesting of these restricted stock awards was based upon the achievement of our predetermined earnings from operations objective for 2007 as approved by our board of directors (the "2007 Objective"). We did not meet the 2007 Objective. Based on the award grant conditions, one-third of the awards expired on February 6, 2008, the date we publicly announced our 2007 financial results. Accordingly, at December 31, 2007, we did not recognize any compensation expense related to these canceled, non-vested stock grants.

  With respect to Mr. Beyer, the dollar value represents the compensation expense for restricted stock awards granted to him in 2007 in connection with his employment agreement. In February 2007, we awarded him 75,000 shares of restricted stock. The grant vests over four years, with 50 percent after year two, 25 percent after year three and 25 percent after year four if he is still employed by us. We are amortizing the fair value of the non-vested shares on the date of grant ratably over the four-year vesting period. For the year ended December 31, 2007, compensation expense related to these non-vested stock grants was approximately $145,000.

(3)
As of December 31, 2007, there was no unrecognized compensation costs related to employee stock option awards. No employee stock option awards were granted during 2007 and 2006.

(4)
The amounts set forth in this column for 2007 and 2006 represent amounts earned under our 2007 and 2006 executive cash bonus plans, which were paid in February 2008 and February 2007 respectively. These bonus plans and awards are discussed in the "Compensation Discussion and Analysis" section of this proxy statement.

(5)
The amounts set forth in this column for 2007 represent matching and profit sharing contributions to each named executive officer's account under Datalink's 401(k) plan and a car allowance of $6,000 for each named executive officer other than Mr. Beyer, who received a car allowance of $5,250 and Mr. Meland who received a car allowance of $2,000. All other perquisites and benefits for each named executive officer (including the car allowances) were less than $10,000 in each fiscal year reported.

(6)
Represents on an aggregate basis the total dollar value of each form of compensation quantified in the table.

(7)
In March 2006, Mr. Barnum became our Vice President of Finance and Chief Financial Officer.

(8)
In February 2007, Mr. Beyer became our Vice President of Field Operations and in September 2007 was promoted to Senior Vice President of Field Operations. Mr. Beyer was not an employee of Datalink in 2006.

(9)
Mr. Meland retired as an employee of Datalink on May 1, 2007 and currently serves as Chairman on a non-executive, non-employee basis. While he was an employee, Mr. Meland did not participate in our executive cash bonus plan or restricted stock award program because he is a significant stockholder and he did not receive additional compensation for serving as a board member. Mr. Meland now receives compensation as a board member and non-executive Chairman which is reported in the "Director Compensation" table of this proxy.

Grants of Plan-Based Awards

        The following table sets forth information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2007.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(3)

Name	Grant Date of Equity Based Awards		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(4)

Charles B. Westling	— 3/20/2007	(1)	20,300 —	203,000 —	304,500 —	— 45,000	— 359,550

Gregory T. Barnum	— 3/20/2007	(1)	8,200 —	82,000 —	123,000 —	— 18,750	— 149,813

Robert R. Beyer	— 2/16/2007 3/20/2007	(2) (1)	12,500 — —	125,000 — —	187,500 — —	— 75,000 22,500	— 665,250 179,775

Mary E. West	— 3/20/2007	(1)	5,292	52,920	79,380	— 11,250	— 89,888

Greg R. Meland(5)	—		—	—	—	—	—

(1)
Represents awards of restricted stock granted in fiscal 2007 under our 1999 Incentive Compensation Plan. Partial vesting of these restricted stock awards was based upon the achievement of our predetermined earnings from operations objective for 2007 as approved by our board of directors (the "2007 Objective"). We did not meet the 2007 Objective. Based on the award grant conditions, one-third of the awards expired on February 6, 2008, the date we publicly announced our 2007 financial results. Accordingly, at December 31, 2007, we did not recognize any compensation expense related to these canceled, non-vested stock grants.

  The remaining two-thirds (2/3) of these awards will vest upon the public announcement of our financial results for 2008 or 2009 when such results (either alone or together) equal or exceed our 2008 and 2009 predetermined financial objectives (either alone or together) by the amount of our shortfall against the 2007 Objective. If these awards do not fully vest by our public announcement of our 2009 results, these awards will automatically expire.

  Executives may receive dividends, if any, only on vested shares but may vote as to all shares whether or not vested. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which forfeiture occurs when an executive ceases to be employed with us for any reason other than if (a) we terminate the employment without cause, (b) the executive terminates the employment for good reason, or (c) there is a change of control. In each of those three cases, all restricted shares then outstanding to an executive that have not previously vested or been forfeited will vest immediately. See "Payments Upon Termination or Change of Control" of this proxy statement.

(2)
Represents a restricted stock award granted pursuant to Mr. Beyer's employment agreement. In February 2007, we awarded him 75,000 shares of restricted stock. The grant vests over four years, with 50 percent after year two, 25 percent after year three and 25 percent after year four if he is still employed by us. Mr. Beyer may receive dividends, if any, only on vested shares but may vote as to all shares whether or not vested. Restricted shares may not be transferred and are subject to possible forfeiture until they vest, which forfeiture occurs when an executive ceases to be employed with us for any reason other than if (a) we terminate the employment without cause, (b) the executive terminates the employment for good reason, or (c) there is a change of control. In each of those three cases, all restricted shares then outstanding that have not previously vested or been forfeited will vest immediately. See "Payments Upon Termination or Change of Control" of this proxy statement.

(3)
These amounts represent the potential cash bonus amounts available to each of the named executive officers under our 2007 executive cash bonus plan adopted by the Compensation Committee in 2007. The actual bonus amount is based upon the relationship of our actual financial performance to budgeted financial performance and the achievement of business milestones. Both the financial performance objective and the business milestones are subject to a minimum threshold (80% of target financial objectives and business milestones) and a maximum threshold (150% of target financial objectives and business milestones). Additional information regarding our cash bonus plan is included above in "Compensation Discussion and Analysis—Annual Bonuses." The actual bonus amounts for 2007 were paid in February 2008 and are reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table".

(4)
Valuation of awards based on the grant date fair value of those awards determined pursuant to SFAS 123(R), as discussed under Note 2 ("Stock Compensation Plans") and Note 7 ("Non-vested Stock Plans") to our financial statements for the fiscal year ended December 31, 2007. The actual compensation cost recognized by us during 2007 for these awards are reported in the "Stock Awards" column of the "Summary Compensation Table".

(5)
Mr. Meland retired as an employee of Datalink on May 1, 2007 and currently serves as Chairman on a non-executive, non-employee basis. While he was an employee, Mr. Meland did not participate in our executive cash bonus plan or restricted stock award program because he is a significant stockholder and he did not receive additional compensation for serving as a board member. Mr. Meland now receives compensation as a board member and non-executive Chairman which is reported in the "Director Compensation" table of this proxy.

Outstanding Equity Awards at 2007 Fiscal Year End

        The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2007.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)

Charles B. Westling	100,000 150,000 30,000 —	— — — —	5.60 4.01 3.32 —	1/24/2012 3/1/2014 2/13/2013 —	— — — 56,250 45,000	(3) (5)	— — — 207,563 166,050

Gregory T. Barnum	— —	— —	— —	— —	45,000 18,750	(4) (5)	166,050 69,188

Robert R. Beyer	— —	— —	— —	— —	75,000 22,500	(6) (5)	276,750 83,025

Mary E. West	25,000 3,750 1,250 30,000 — —	— — — — — —	7.21 3.46 4.36 3.32 — —	7/23/2011 10/4/2011 2/15/2012 2/13/2013 — —	— — — — 13,875 11,250	(3) (5)	— — — — 51,199 41,513

Greg R. Meland(7)	—	—	—	—	—		—

(1)
All stock options reported in this table are fully vested.

(2)
Market value is based on a share price of $3.69, which was the closing price for a share of our common stock as reported by NASDAQ on December 31, 2007.

(3)
Restricted stock awards granted to Mr. Westling (75,000 shares) and Ms. West (18,500 shares) on April 6, 2006, each of which vest 25% on each anniversary of the date of grant.

(4)
Restricted stock award granted March 14, 2006 (60,000), which vests 25% on each anniversary of the date of grant.

(5)
Restricted stock awards granted to Mr. Westling (45,000 shares), Mr. Barnum (18,750 shares), Mr. Beyer (22,500 shares) and Ms. West (11,250 shares) which vest based upon the achievement of our predetermined earnings from operations objective for fiscal 2007 as approved by our board of directors. These awards are discussed in our "Compensation Discussion and Analysis—Long-Term Incentive Awards" and "Grants of Plan Based Awards" sections of this proxy statement.

(6)
Restricted stock award granted February 16, 2007 (75,000), which vests 50%, 25% and 25% on the second, third and fourth anniversaries of the date of grant.

(7)
Mr. Meland retired as an employee of Datalink on May 1, 2007 and currently serves as Chairman on a non-executive, non-employee basis. In connection with his retirement, Mr. Meland's outstanding stock options were either exercised by him or were terminated. While he was an employee, Mr. Meland did not participate in our executive cash bonus plan or restricted stock award program because he is a significant stockholder and he did not receive additional compensation for serving as a board member. Mr. Meland now receives compensation as a board member and non-executive Chairman which is reported in the "Director Compensation" table of this proxy.

2007 Option Exercises and Stock Vested

        The following table sets forth certain information concerning options exercised and stock vested during fiscal 2007 for the named executive officers:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Charles B. Westling	—	—	18,750	156,750	(2)

Gregory T. Barnum	—	—	15,000	118,050	(3)

Robert R. Beyer	—	—	—	—

Mary E. West	—	—	4,625	38,665	(2)

(1)
Represents the one-fourth of 2006 restricted stock awards that vested in March and April, 2007 for which shares were released in March and April, 2007.

(2)
Value is based on $8.36 per share which was the closing price for a share of our common stock as reported by NASDAQ on April 5, 2007, the vesting date.

(3)
Value is based on $7.87 per share which was the closing price for a share of our common stock as reported by NASDAQ on March 13, 2007, the vesting date.

Payments Upon Termination or Change in Control Provisions

Employment Agreements

        Gregory T. Barnum Employment Agreement.    On March 14, 2006, we entered into an employment agreement with Gregory T. Barnum, our Vice President of Finance and Chief Financial Officer. Mr. Barnum's initial two year employment term was automatically renewed for an additional two years until March 14, 2010, subject to earlier termination under certain circumstances. His 2006 annual base salary was $190,000 and was increased by our Compensation Committee for 2007 to $205,000 and for 2008 to $214,225. He is also entitled to receive annual cash bonuses on an annual basis determined by our Compensation and is entitled to participate in our standard benefit plans. Mr. Barnum's employment term will automatically renew again for additional two year terms unless we decide not to extend the term within 90 days prior to the commencement of a renewal term.

        In connection with his employment, we awarded him 60,000 restricted shares of our common stock which vest 25% on each anniversary date of his employment, provided he has been in our continuous employment on each vesting date. He will receive dividends on the awarded shares only if vested and be entitled to vote them whether or not vested.

        As part of our annual executive compensation programs, in March 2007 and February 2008, we awarded him 18,750 restricted stock shares and 34,000 stock option shares, as discussed in the Compensation Discussion and Analysis and Grants of Plan-Based Awards (with respect to our 2007 grants) sections of this proxy statement.

        Under his employment agreement, Mr. Barnum is entitled to a severance payment if (a) he is terminated by us without cause, (b) he resigns for good reason, (c) we do not renew his employment agreement, (d) we terminate his employment in anticipation of, in connection with, at the time of or within one year after a change of control, or (e) he resigns employment with us for good reason arising in anticipation of, in connection with, at the time of or within one year after a change of control.

        If any of these events occur, and provided he complies with certain confidentiality, non-competition and non-solicitation covenants, we are to pay Mr. Barnum (a) all cash compensation accrued but not paid as of the termination date, (b) on the first day of the month following the termination date, a lump sum payment equal to one times the annual base salary, in effect immediately prior to the date of termination, and (c) for a period of 12 months, the cost of COBRA health insurance continuation coverage, including dependent coverage, subject to earlier termination if he is later employed and eligible to receive any health insurance benefits under another employer's plans. Additionally, all of Mr. Barnum's restricted stock awards and stock options not previously vested or forfeited will vest.

        He has agreed to a one-year non-competition agreement with us after any termination of employment.

        Robert R. Beyer Employment Agreement.    On February 16, 2007, we entered into an employment agreement with Robert R. Beyer, our Vice President of Field Operations who was promoted in September 2007 to Senior Vice President of Field Operations. Mr. Beyer is employed for an initial two year term, subject to earlier termination under certain circumstances, at an annual base salary of $250,000 which was increased by the Compensation Committee to $261,250 for 2008. He is also entitled to receive annual cash bonuses on an annual basis determined by our Compensation and is entitled to participate in our standard benefit plans. Mr. Beyer's employment term will automatically renew for additional two year terms unless we decide not to extend the term within 90 days prior to the commencement of a renewal term.

        In connection with his employment, we awarded him 75,000 restricted shares of our common stock. These shares vest 50%, 25% and 25% on the second, third and fourth anniversaries of his employment, provided he has been in our continuous employment on each vesting date. He will receive dividends on the awarded shares only if vested and be entitled to vote them whether or not vested.

        As part of our annual executive compensation programs, in March 2007 and February 2008, we awarded him 22,500 restricted stock shares and 40,000 stock option shares, as discussed in the Compensation Discussion and Analysis and Grants of Plan-Based Awards (with respect to our 2007 grants) sections of this proxy statement.

        We have agreed to pay one year salary as severance compensation to Mr. Beyer in the event of termination of his employment in certain situations, including if we do not renew his employment agreement or his employment ceases within one year of, or as a result of, a change of control, on substantially the same terms as discussed above with respect to Mr. Barnum's employment agreement. Additionally, in such event, all of Mr. Beyers' restricted stock awards and stock options not previously vested or forfeited will vest.

        He has agreed to a one-year non-competition agreement with us after any termination of employment.

Change of Control Severance Agreements

        In November 2004, we entered into change of control severance agreements with Mr., Westling and Ms. West effective so long as they are employed by us. Under these agreements, an executive is entitled to a severance payment if the executive (a) is terminated by us without cause in anticipation of, in connection with, at the time of or within two years after a change of control, or (b) resigns for good reason arising in anticipation of, in connection with, at the time of or within two years after a change of control.

        If any of these events occur, and provided the executive complies with certain confidentiality, non-competition and non-solicitation covenants, and provides us with a customary release, we are to pay the executive (a) all cash compensation accrued but not paid as of the termination date, (b) on the first day of the month following the termination date, a lump sum payment equal to two times the annual base salary for Mr. Westling and one times the annual base salary for Ms. West, in effect immediately prior to the date of termination, and (c) for a period of 24 months, the cost of COBRA health insurance continuation coverage (or the equivalent thereof), including dependent coverage, subject to earlier termination if he or she is later employed and eligible to receive any health insurance benefits under another employer's plans.

Restricted Stock Agreements and Stock Option Grants

        As discussed in our "Compensation Discussion and Analysis—Long-Term Incentive Awards" section of this proxy statement we have made various grants of restricted stock and stock options to our named executive officers as follows:

  •
  In March and April 2006, we granted an aggregate of 153,500 shares of restricted stock that vest 25% per continued year of employment and on each annual anniversary grant date.

  •
  In February 2007, we granted to Mr. Beyer under his employment agreement, 75,000 shares of restricted stock that vest 50% after two years of continued employment and 25% more after three and four years of continued employment.

  •
  In March 2007, we granted an aggregate of 97,500 shares of restricted stock which vest based on the achievement of predetermined financial results, one-third of which expired on February 6, 2008 because we did not meet our 2007 financial objective. The remaining two-thirds (2/3) of these awards will vest upon the public announcement of our financial results for 2008 or 2009 when such results (either alone or together) equal or exceed our 2008 and 2009 predetermined financial objectives (either alone or together) by the amount of our shortfall against the 2007 objective. If these awards do not fully vest by our public announcement of our 2009 results, these awards will automatically expire.

  •
  On February 8, 2008, we granted an aggregate of 160,000 stock options vesting one-third on each of the first, second and third anniversaries of the grant date.

  •
  Under our 1999 Incentive Compensation Plan, as amended, we have made awards of stock options in prior years to Mr. Westling and Ms. West. All outstanding stock options issued to them are set forth in "Outstanding Equity Awards at 2007 Fiscal Year End" section of this proxy statement. All of these stock options were fully vested at December 31, 2007. We have no additional payment or acceleration obligations under these awards upon a termination of employment or a change of control.

        Generally, if a change of control occurs during the restricted period, and provided the executive has been in our continuous services on the change of control date and certain change of control prices are met, all unvested restricted stock awards and stock options will accelerate and vest as of the change of control event.

Definition of Cause, Good Reason and Change of Control

        Under our employment agreements, our severance agreements, and our restricted stock agreements, "cause" generally means one or more of the following events which remains uncured for up to 30 days:

  •
  willful or grossly negligent failure by the executive to perform his or her duties;

  •
  willful or grossly negligent commission by the executive of an act of fraud or dishonesty resulting in economic, financial or reputation injury to us;

  •
  conviction of, or entry by the executive of a guilty or no contest plea to, a felony or a crime involving or relating to us or our business, or involving or relating to moral turpitude;

  •
  a willful or grossly negligent breach by the executive of his or her fiduciary duty which results in economic, financial or reputation injury to us; or

  •
  willful or grossly negligent breach of the executive's confidentiality and non-solicitation obligations under a respective agreement.

        Under our employment agreements, our severance agreements, and our restricted stock agreements, "good reason" generally means one or more of the following events which remains uncured for up to 30 days:

  •
  the assignment to the executive of substantial duties adversely and materially inconsistent with the executive's position, authority, duties or responsibilities;

  •
  reduction in the executive's annual base salary or annual targeted bonus opportunity;

  •
  relocation of our offices at which the executive is principally employed to a location more than 50 miles from the prior location; or

  •
  we fail to cure a material breach of our obligations under a respective agreement.

        Under our employment agreements, our severance agreements, our restricted stock agreements, and documents governing our stock options, a "change of control", generally means any of the following events:

  •
  following an extraordinary corporate transaction, or with respect to our stock option grants, during any two year period, a majority of our Board of Directors no longer consists of individuals who were directors at the time of the applicable granting of the severance or equity awards under these agreements;

  •
  the acquisition of our securities that results in any person owning more than 50% (30% with respect to our stock option grants)of either our outstanding voting securities or our common stock (other than persons who had beneficial ownership of 25% of our securities prior to such transaction); or

  •
  sale or other disposition of all or substantially all of the assets of our company excluding a transaction whereby our beneficial owners of our common stock or voting securities prior to the transaction own more than 50% of our outstanding common stock or voting securities after the transaction; or

  •
  the approval by our stockholders of a complete liquidation or our dissolution.

Termination Other than for Cause or Termination for Good Reason Following a Change in Control

        The following table shows our potential payment and benefit obligations to each of the named executive officers assuming that a change in control of us had occurred and as a result the named executive officer either was terminated other than for cause, or terminated his or her employment for good reason, on December 31, 2007.

Name	Cash Severance Payment ($)(1)	Accelerated Vesting of Restricted Stock ($)(2)	Continued Benefits Coverage ($)(3)	Potential Total Payout ($)(4)

Charles B. Westling	580,000	373,613	33,781	987,394

Gregory T. Barnum(5)	205,000	235,238	16,890	457,128

Robert R. Beyer(5)	250,000	359,775	16,890	626,665

Mary E. West	151,200	92,711	11,729	249,775

(1)
Based on the executive's annual base salary as of December 31, 2007.

(2)
Value based on a share price of $3.69, which was the closing sale price for a share of our common stock as reported by NASDAQ on December 29, 2007. Value of restricted stock awards is determined by multiplying that closing share price by the number of restricted shares.

(3)
Represents the value of 24 months of company provided health and dental benefits for Mr. Westling and Ms. West. Represents the value of 12 months of company provided health and dental benefits for Messrs. Barnum and Beyer.

(4)
Represents the total value of all amounts presented for the executive in this table.

(5)
Messrs. Barnum and Beyer are our only named executive officers with employment agreements. These are also the potential amounts they would receive in the event that (a) they are terminated by us without cause, (b) they resign for good reason, or (c) we do not renew their employment agreement, all of which are non- change of control events.

Director Compensation

        The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Option Awards ($)	Stock Awards ($)(1)	Total ($)

Brent G. Blackey	18,500	—	26,321	44,821

Paul F. Lidsky	27,500	—	15,323	42,823

Margaret A. Loftus	23,125	—	19,175	42,300

Greg R. Meland(2)	27,500	—	11,213	38,713

J. Patrick O'Halloran	25,500	—	15,323	40,823

James E. Ousley(3)	42,250	—	15,323	57,573

Robert M. Price	15,000	—	24,378	39,378

(1)
Values expressed represent the actual compensation cost recognized in our financial statements for 2007 pursuant to SFAS No. 123(R), as discussed under Note 2 ("Stock Compensation Plans") and Note 9 ("Non-vested Stock Plans") to our financial statements for the fiscal year ended 2007.

        Beginning with the period of service from and after our 2005 annual stockholder meeting on May 4, 2006, all equity awards granted to non-employee directors have been in the form of grants of stock awards issued under our 2000 Director Stock Option Plan, as amended. Prior thereto, all equity awards were made with stock option grants under the same plan.

        The following table shows, for each of our non-employee directors, information concerning equity awards granted during fiscal 2007 and the corresponding grant date fair value of those awards, as well as the aggregate number of equity awards outstanding as of December 31, 2007:

Name	Number of Stock Options Granted in 2007 (#)	Grant Date Fair Value of Stock Option Awards Granted in 2007 ($)(a)	Aggregate Stock Option Awards Outstanding as of 12/31/07 (#)	Number of Shares of Stock Granted in 2007 (#)	Grant Date Fair Value of Stock Awards Granted in 2007 ($)(a)	Aggregate Stock Awards Outstanding as of 12/31/07 (#)

Brent G. Blackey	—	—	1,200	5,196	26,321	9,140

Paul F. Lidsky	—	—	38,250	3,000	15,323	43,500

Margaret A. Loftus	—	—	89,000	3,703	19,175	95,381

Greg R. Meland	—	—	—	2,250	11,213	2,250

J. Patrick O'Halloran	—	—	—	3,000	15,323	4,125

James E. Ousley	—	—	58,550	3,000	15,323	63,800

Robert M. Price	—	—	47,500	4,793	24,378	54,809

(a)
Values expressed represent the actual compensation cost recognized in our financial statements for 2007 pursuant to SFAS No. 123(R), as discussed under Note 2 ("Stock Compensation Plans") and Note 9 ("Non-vested Stock Plans") to our financial statements for the fiscal year ended 2007.

(2)
Mr. Meland retired as an employee on May 1, 2007 and became our non-executive Chairman of the Board on May 15, 2007. While he was an employee, Mr. Meland did not receive additional compensation for serving as a board member. Mr. Meland now receives compensation as a board member and non-executive Chairman.

(3)
Mr. Ousley became the Lead Director of the Board on May 15, 2007.

        Non-employee directors are compensated under our 2000 Director Stock Option Plan, as amended most recently at our May 2006 annual stockholder meeting (the "Director Plan"). Our officers who are also directors do not receive additional compensation for their service as directors. Effective May 2006, compensation for non-employee directors consists of the following:

  •
  an annual retainer of $15,000 and 3,000 shares of restricted stock,

  •
  a fee of $1,000 for attendance at meetings of the Board of Directors,

  •
  a fee of $500 for member attendance at a committee meeting,

  •
  an annual retainer of $3,500 for non-employee directors acting as a chairperson for a committee, and

  •
  reimbursement of reasonable expenses incurred in connection with all of the above.

        Additionally, on May 15, 2007, on the recommendation of our Compensation Committee, the Board of Directors approved an annual retainer of $15,000 each for services as the Lead Director and the Non-Executive Chairman.

        We pay one-quarter of the annual retainers and attendance fees in arrears at the end of each calendar quarter. We issue one-quarter of the annual stock grant in arrears at the end of each calendar quarter. We prorate the annual share cash retainers for any departing or new directors during the applicable quarter.

        Unless a timely election is made in accordance with the Director Plan to select attendance fees in cash, such amounts are paid in shares of our common stock. Shares are issued at the end of each calendar quarter in an amount equal to (x) the total cash amount payable for attendance fees for such calendar quarter divided by (y) the fair market value of our common stock on the last day of such calendar quarter, rounded the next highest whole share. Shares are restricted shares within the meaning of Rule 144 under the Securities Act of 1933, as amended.

        For board service following our May 2007 annual meeting, Messrs. Blackey and Price elected to receive attendance fees in shares of our stock and Messrs. Lidsky, Meland, O'Halloran, Ousely and Ms. Loftus each elected to receive cash.

Outstanding Voting Securities and Voting Rights

        Only stockholders of record at the close of business on March 17, 2008 will be entitled to vote at the Annual Meeting and any adjournments of that meeting. At the close of business on the record date, we had outstanding 12,482,889 shares of $.001 par value common stock. Each share of common stock is entitled to one vote, and there is no cumulative voting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

        The following tables sets forth information regarding beneficial ownership of our common stock, as of March 17, 2008, by each person we know who beneficially owns 5% or more of the common stock, each of our named executive officers, and directors and nominees and all the Company's executive officers and directors as a group.

        Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown. Unless otherwise noted in the table, the mailing address for each individual listed in the table is: c/o Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota 55317-8589.

Name and Address of Beneficial Owner	Number(1)	Percent
Beneficial Owners of More Than 5%
Diker GP, LLC(2) 745 Fifth Avenue, Suite 1409 New York, NY 10151	1,204,496	9.7%
Lodi Vercelli(3) 945 John Street Wilmington, IL 60481	718,673	5.8%

Directors and Executive Officers
Greg R. Meland	3,015,140	24.2%
Charles B. Westling(4)	354,235	2.8%
Mary E. West(5)	76,760	*
Gregory T. Barnum	27,095	*
Robert R. Beyer	10,000	*
Brent G. Blackey(6)	9,140	*
Paul F. Lidsky(6)	43,500	*
Margaret A. Loftus(6)	95,381	*
J. Patrick O'Halloran	4,125	*
James E. Ousley(6)	63,800	*
Robert M. Price(6)	61,809	*
All executive officers and directors as a group (12 persons)(4)(5)(6)	3,760,985	28.6%

    *
    less than 1%

    (1)
    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from March 17, 2008 are considered outstanding for the purpose of calculating the percentage of common stock owned by a person and owned by a group, but not for the purpose of calculating the percentage of common stock owned by any other person.

    (2)
    Diker GP, LLC is an investment advisor. Charles M. Diker and Mark N. Diker may, as a result of their ownership in and positions with Diker GP, LLC be deemed to be indirect beneficial owners of the shares held by it. The filing of a Schedule 13G on February 12, 2008 is not deemed an admission by Messrs. Diker that either individual beneficially owns the securities attributed to Diker GP, LLC for any purpose.

    (3)
    Mr. Vercelli acquired these shares on January 31, 2007, pursuant to our agreement and plan of merger with Midrange Computer Systems Inc., our wholly-owned subsidiary. Mr. Vercelli, the majority stockholder of Midrange Computer Systems Inc., acquired these shares upon consummation of the merger and became a stockholder of us.

    (4)
    Includes 280,000 shares that Mr. Westling may acquire upon exercise of stock options within 60 days of March 17, 2008. Includes 18,750 restricted shares Mr. Westling will acquire on April 6, 2008.

    (5)
    Includes 60,000 shares that Ms. West may acquire upon exercise of stock options within 60 days of March 17, 2008. Includes 4,625 restricted shares Ms. West will acquire on April 6, 2008.

    (6)
    Includes 1,200 shares that Mr. Blackey, 38,250 shares that Mr. Lidsky, 89,000 shares that Ms. Loftus, 58,550 shares that Mr. Ousley and 47,500 shares that Mr. Price may acquire upon exercise of stock options within 60 days of March 17, 2008.

Related Party Transactions and Recent Transactions

        10b-5 Trading Plan.    On February 15, 2008, our Chairman, Greg R. Meland, established a pre-arranged, personal stock trading plan under SEC Rule 10b5-1 to sell a portion of his holdings of our common stock. Mr. Meland advised us that he intends to use proceeds from sales under his Plan to diversify his personal investments.

        The Plan covers the sale of up to 360,000 shares over a one-year period. Subject to a minimum $3.00 per share price, Mr. Meland's broker will make sales under the Plan of up to 30,000 shares per month. Sales will take place only during the first ten business days of the month. Following completion of the planned sales, and assuming the broker sells all of the shares subject to the Plan, Mr. Meland will continue to own 2,652,890 shares of our Common Stock.

        February 2008 Incentive Stock Option Awards.    On February 8, 2008, our Compensation Committee approved the grant of 66,000, 34,000, 40,000 and 20,000 shares of incentive stock options to Messrs. Westling, Barnum and Beyer and Ms. West, respectively. The options will vest at the rate of one-third of the number of shares awarded thereunder on each of February 7, 2009, 2010 and 2011, assuming continued employment by the executive through such date. See "Compensation Discussion Analysis—Long-Term Incentives Awards" in this proxy statement. These awards are granted pursuant to the terms of our standard stock option agreements.

Equity Compensation Plan Information at Fiscal Year Ended December 31, 2007

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(1)	1,122,588	$5.66	1,001,051
Equity compensation plans not approved by security holders	—	—	—

Totals	1,122,588	$5.66	1,001,051

(1)
These equity compensation plans consist of our Incentive Compensation Plan and our 2000 Director Stock Option Plan, each as amended.

Auditing Matters

Audit Committee Report

        Note:    The material in this Audit Committee report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, reporting practices and the quality and integrity of our financial reports and our other publicly disseminated financial information. In this context, the Audit Committee has met with management (including the Chief Executive Officer and Chief Financial Officer) and McGladrey & Pullen, LLP, our independent registered public accounting firm ("Independent Auditors").

        The Audit Committee held meetings with the Independent Auditors, both in the presence of management and privately. The Audit Committee discussed the overall scope and plans for the

Independent Auditors' audit, the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reports.

        The Audit Committee has reviewed and discussed the audited financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by SAS No. 89 and SAS No. 90.

        With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence. The Audit Committee has also determined that all of its members are independent within the meaning of NASD Rule 4200(a)(15).

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion in our Annual Report on Form 10-K for the year ended December 31, 2007 of our financial statements as audited by the Independent Auditors for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Brent G. Blackey Paul F. Lidsky James E. Ousley

Fees

        The following table presents the aggregate fees for professional services provided by McGladrey & Pullen, LLP in fiscal year 2007 and 2006:

Description of Fees	Fiscal Year 2007 Amount	Fiscal Year 2006 Amount
Audit Fees	$210,000	$144,000
Audit-Related Fees	181,000	13,000

Total Audit and Audit-Related Fees	391,000	157,000
Tax Fees	41,000	51,000

Total	$432,000	$208,000

Audit Fees

        McGladrey & Pullen, LLP's fees for audit services including fees for the audit of our 2007 and 2006 annual financial statements, quarterly reviews of our financial statements included in our Form 10-Q filings made during such time periods with the Securities and Exchange Commission and meetings with the Audit Committee.

Audit Related Fees

        Audit related fees in 2007 and 2006 related primarily to fees associated with our acquisition of Midrange Computer Systems Inc. in January 2007 and other accounting consultations.

Tax Fees

        Fees billed to us by RSM McGladrey, Inc., an entity related to McGladrey & Pullen, LLP, for tax related services provided include preparation of the corporate income tax returns and related filings and other tax compliance assistance.

All Other Fees

        There were no other services provided by McGladrey & Pullen, LLP or RSM McGladrey, Inc. not included in the captions above during 2007 or 2006.

Additional Matters Regarding the Independent Auditors

        In accordance with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee expects to select and engage the Independent Auditors to audit our 2008 financial statements. However, the Audit Committee has not yet commenced this process. Accordingly, we are not seeking stockholder ratification of the selection of independent auditors for 2008. A representative of McGladrey & Pullen, LLP will attend the Annual Meeting. This representative will be available to respond to appropriate questions and will have the opportunity to make a statement if the representative desires.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our common stock. The Securities and Exchange Commission requires us to identify any of those persons who fail to file such reports on a timely basis. To our knowledge, all such filings were made on a timely basis in 2007.

Information Concerning Stockholder Proposals

        A stockholder intending to present a proposal to be included in our proxy materials for the next Annual Meeting of Stockholders must deliver the proposal in writing to our principal executive offices at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589 no later than December 1, 2008.

        If the date of the 2009 Annual Meeting is moved more than 30 days before or after the anniversary date of the 2008 Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to our principal executive offices at 8170 Upland Circle, Chanhassen, Minnesota 55317-8589, Attention Corporate Secretary.

        If a stockholder wishes to present a proposal before the 2009 Annual Meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to us at the address noted above. We must receive such notice no later than February 10, 2009. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 Annual Meeting, the proxies designated by our Board of Directors will have discretionary authority to vote on any such proposal.

Other Matters

Other Business

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Report to Stockholders and Annual Report on Form 10-K

        A copy of the 2007 Annual Report to Stockholders accompanies this Proxy Statement. Our annual report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, is available at no charge to stockholders upon written request to us at our business address. Copies may also be obtained without charge through the Securities and Exchange Commission's web site at http://www.sec.gov/edgarhp.htm.

DATALINK CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 13, 2008

3:00 p.m.

8170 Upland Circle

Chanhassen, Minnesota 55317-8589

DATALINK CORPORATION
8170 Upland Circle
Chanhassen, Minnesota 55317-8589	proxy

This proxy is solicited by the Board of Directors.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the Proxy will be voted “FOR” Proposals 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Gregory T. Barnum and Charles B.Westling, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Datalink Corporation, c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To elect eight directors:	01	BRENT G. BLACKEY	☐	FOR all	☐	WITHHOLD
	02	PAUL F. LIDSKY		nominees listed		authority to vote for all
	03	MARGARET A. LOFTUS		(except as		nominees listed
	04	GREG R. MELAND		marked to the
	05	J. PATRICK O’HALLORAN		contrary)
	06	JAMES E. OUSLEY
	07	ROBERT M. PRICE
	08	CHARLES B. WESTLING

(Instructions: To withhold authority to vote for any nominee, write that nominee’s name in the space provided to the right.)

2. The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature of Stockholder(s)
NOTE: Please sign your name exactly as it is shown at the left.
When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 2008
Time, Date and Place of Annual Meeting
Information Concerning the Proxy
PROPOSAL NUMBER ONE Election of Directors
Board of Directors
EXECUTIVE COMPENSATION Executive Officers
Compensation Discussion and Analysis
Compensation Committee Report
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at 2007 Fiscal Year End
2007 Option Exercises and Stock Vested
Payments Upon Termination or Change in Control Provisions
Termination Other than for Cause or Termination for Good Reason Following a Change in Control
Director Compensation
Outstanding Voting Securities and Voting Rights
Equity Compensation Plan Information at Fiscal Year Ended December 31, 2007
Auditing Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Information Concerning Stockholder Proposals
Other Matters